Exhibit 99.1

NEWS RELEASE

CTI Industries Corporation Reports

Results of Operations

For the Second Quarter 2016

FOR IMMEDIATE RELEASE

Monday, August 22, 2016

LAKE BARRINGTON, IL, August 22, 2016 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the second quarter and first six months of 2016.

For the second quarter ended June 30, 2016, net sales were $14,151,000 up 3.9% over net sales of $13,621,000 for the Second Quarter 2015. For the six month period ended June 30, 2016, net sales were $29,355,000 up 2.7% over net sales of $28,596,000 for the same period of 2016.

Second quarter net loss was ($83,000) or ($0.02) per share compared to 2015 second quarter net income of $52,000, or $0.02 per share ($0.01 per share diluted). For the six month period ended June 30, 2016, there was a net loss of ($76,000) or ($0.02) per share compared to net income of $336,000, or $0.10 per share for the same period of 2015.

For the second quarter, CTI had income from operations of $202,000 compared to income from operations in the second quarter 2015 of $250,000. For the six months, the company had income from operations of $849,000 compared to income from operations of $1,169,000 for the same period of 2015.

Net income for these periods was affected by net interest expense of $396,000 in the second quarter this year compared to net interest expense of $289,000 for the same period last year. For the six months this year, net interest expense was $943,000 compared to net interest cost for the same period last year of $692,000.

For the second quarter this year, EBITDA was $745,000 compared to $918,000 for the second quarter last year. For the six months period, EBITDA was $1,745,000 compared to $2,291,000 for the same period last year.

“Performance for the quarter and year to date for most of our lines, including vaccum sealing systems, home organization products, foil balloon products and film products, have been generally strong and within our expectations,” reported Stephen Merrick, President of the Company. “Our latex balloon product line, however, has not performed to expectations so far this year, affecting our total sales and bottom line results,” he said, “But, our new latex balloon machine has come on line during the third quarter and we expect to see substantial increases in revenue and profit from this line during the second half of the year.”

Key Factors and Developments

Vacuum Sealing Systems. Revenues from the sale of our branded vacuum sealing systems line were up 15% for the second quarter from $2,119,000 in the second quarter last year to $2,435,000 this year. For the year to date through June 30, 2016, sales of our branded vacuum sealing systems have been up almost 10% over the prior year, from $4,249,000 last year to $4,646,000 this year. During the second six months of this year, we are anticipating a significant increase in sales of our branded vacuum sealing systems, arising both from general market increases and also from a significant transaction with a major retailer, which we expect will result in an overall increase in sales this year of as much as 75% over 2015 sales in this product line.

Sales of our zippered pouch line which we had produced for another company have declined this year. However, we have introduced a new line of vacuumable zippered pouches under the brand “Clever Fresh”™ which we will be marketing through Clever Container Company, our direct sales affiliate.

Home Organization Products. Sales by our home organization products affiliate, Clever Container Company, continue to increase at a rapid pace. In the second quarter this year, sales in this product line increased by 76% compared to the same period last year, from $850,000 in the second quarter last year to $1,496,000 in the second quarter this year. For the year to date through June 30, 2016, sales in this product line have increased by 88% over the same period last year, from $1,568,000 to $2,954,000.

Balloon Products. For the year to date, sales of foil balloons have increased by 7.5% over the same period last year, from $13,356,000 in the first six months of last year to $14,362,000 this year. In this period, the dollar value of sales of latex balloons have been flat compared to last year and profitability of the line has been reduced compared to last year. However, our Mexico subsidiary, Flexo Universal, has recently brought on line a new latex balloon production machine which we anticipate will increase production, and revenues, by as much as one-third.

Films. Revenues from the sale of film products have increased for in the second quarter and for the year to date by 23% and 26%, respectively. For the year to date through June 30, revenues from the sale of film products have been $2,370,000 compared to $1,880,000 for the same period last year.

Financing. In order to finance the substantial inventory and related costs for our large second-half sales, we have sought and received financing to support our commitments. Recently, we engaged in a private placement of common stock of our Company and have received gross proceeds from the sale of that stock in the amount of $917,000. Also, we entered into an amended agreement with our Bank in which the Bank agreed to increase the amount available to us under our revolving loan from $12 million to $14 million until February 28, 2017 and also agreed to increase the maximum amount we can borrow with respect to our inventory from $6.5 million to $9 million.

Non-GAAP Measures

To provide additional information regarding the Company’s results, we have disclosed in this press release EBITDA (Earnings Before Interest Taxes Depreciation and Amortization). The Company defines EBITDA as earnings (loss) before net interest, other expense, taxes, depreciation and amortization expense. The Company has included EBITDA as a supplemental financial measure in this press release because it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company’s operating results. However, use of EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. A reconciliation to the closest GAAP statement of this non-GAAP measure is contained in the accompanying tables.

About CTI: CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use and produces laminated and printed films for commercial uses.  CTI markets its products throughout the United States and in a number of other countries.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CONTACT:

Investor Relations

Stan Brown, 847-620-1330

sbrown@ctiindustries.com

CTI Industries Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2016	*December 31, 2015
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents (VIE $41,000 and $82,000, respectively)	$475,041	$346,404
Accounts receivable, net (VIE $37,000 and $4,000 respectively)	9,723,415	11,410,999
Inventories, net (VIE $1,286,000 and $1,264,000, respectively)	18,950,958	17,869,911
Other current assets (VIE $68,000 and $50,000, respectively)	4,242,076	2,809,857
Total current assets	33,391,490	32,437,171

Property, plant and equipment, net (VIE $60,000 and $462,000, respectively)	5,764,370	6,553,555
Other assets (VIE $440,000 and $440,000, respectively)	3,174,369	2,814,243

Total Assets	$42,330,229	$41,804,969

Liabilities & Equity
Total current liabilities (VIE $1,526,000 and $1,696,000, respectively)	$21,026,390	$20,200,675
Long term debt, less current maturities (VIE $102,000 and $200, respectively)	9,709,009	9,015,270
CTI Industries Corporation stockholders' equity	12,253,143	12,787,487
Noncontrolling interest	(658,313)	(198,463)

Total Liabilities & Equity	$42,330,229	$41,804,969

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$14,150,504	$13,620,833	$29,355,498	$28,596,161
Cost of sales	10,313,825	10,100,571	21,596,973	21,087,503

Gross profit	3,836,679	3,520,262	7,758,525	7,508,658

Operating expenses	3,634,299	3,270,077	6,909,088	6,339,263

Income from operations	202,380	250,185	849,437	1,169,395

Other (expense) income:
Net Interest expense	(396,406)	(288,806)	(942,530)	(692,160)
Other	78,161	7,311	67,677	3,298

Net (loss) income before taxes	(115,865)	(31,310)	(25,416)	480,533

Income tax expense	4,865	52,171	11,851	225,233

Net (loss) income	(120,730)	(83,481)	(37,267)	255,300

Less: Net (loss) income attributable to noncontrolling interest	(37,800)	(135,156)	38,900	(80,990)

Net (loss) income attributable to CTI Industries Corporation	$(82,930)	$51,675	$(76,167)	$336,290

Net (loss) income applicable to common shares	$(82,930)	$51,675	$(76,167)	$336,290

Other Comprehensive (Loss)
Foreign currency adjustment	(536,409)	(78,370)	(604,011)	(462,512)
Comprehensive (loss)	$(619,339)	$(26,695)	$(680,178)	$(126,222)

Basic (loss) income per common share	$(0.02)	$0.02	$(0.02)	$0.10

Diluted (loss) income per common share	$(0.02)	$0.01	$(0.02)	$0.10

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	3,363,986	3,301,116	3,363,986	3,301,116

Diluted	3,535,075	3,448,349	3,519,906	3,448,520

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.

CTI Industries Corporation and Subsidiaries

EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Reconciliation from Net Income to EBITDA
Net Income (Loss)	$(82,930)	$51,675	$(76,167)	$336,290

Depreciation and amortization	427,094	506,505	866,562	1,012,391
Interest expense	396,406	308,048	942,530	716,937
Income tax expense	4,865	52,171	11,851	225,233

Total net adjustments	828,365	866,724	1,820,943	1,954,561

EBITDA	$745,435	$918,399	$1,744,776	$2,290,851